Exhibit 99.1

Global Crossing Financial Results Show Successful Execution of

Strategy, Increased Focus on Enterprise Sector

•	Company’s business plan is fully funded.

•	Core enterprise revenue grew 8 percent in Q4 of 2004 compared to Q4 of 2003, primarily driven by IP and collaboration revenue growth.

•	Gross margin percentage increased to 36 percent in Q4 of 2004, from 29 percent in Q4 of 2003.

•	Gross margin dollars grew to $206 million in Q4 of 2004, from $196 million in Q4 of 2003.

•	Company expects to start generating positive cash flow at some point during the second half of 2006.

FOR IMMEDIATE RELEASE: WEDNESDAY, MARCH 16, 2005

Florham Park, NJ — Global Crossing (NASDAQ: GLBC) today reported financial results for the fourth quarter and full year 2004. The company also provided financial guidance for 2005.

John Legere, Global Crossing’s chief executive officer, said: “In the fourth quarter, we successfully executed on key elements in our strategy to focus Global Crossing on the converged, IP-based, multinational enterprise business that plays to the company’s unique strengths. We fully funded our business plan with the proceeds from our December bond offer and debt restructuring. In a competitive market, we increased revenues in our core enterprise business as well as overall gross margins. Our focus for 2005 is to continue to drive high-margin growth in the enterprise space which we have targeted, while continuing to harvest and exit non-core businesses, all with the goal of significantly reducing cash burn in 2005 and starting to generate positive cash flow at some point in the second half of 2006.”

Management will hold a conference call at 9:00 a.m. ET on Wednesday, March 16, 2005 to review the company’s fourth quarter and full year 2004 financial results and to discuss guidance for 2005. In addition, management will host its 2005 analyst conference commencing at 8:30 a.m. ET on Thursday, March 17, 2005.

Fourth Quarter Results

Results for the third quarter of 2004 provided below give effect to certain audit adjustments detailed in the table appended hereto.

Revenue

Revenue for the fourth quarter of 2004 was $573 million, representing a decline of approximately 8 percent compared to the third quarter of 2004 and a decline of 16 percent compared with fourth quarter of 2003, as Global Crossing executed its plan to focus on its core enterprise business. Revenue in Global Crossing’s core enterprise business (defined as commercial revenue excluding the trader voice and small business group) increased by 8 percent year over year. The fourth quarter decline in total revenues, which was in line with guidance provided in November 2004, resulted primarily from previously announced actions taken to improve profitability in the legacy wholesale voice business and reductions in the company’s legacy small business group (SBG) and trader voice businesses.

“Financial performance in the fourth quarter indicates that the actions taken to focus the business and shift our mix of revenue are having the impact we anticipated. Low margin or unprofitable wholesale voice volume and revenue declined as a result of decisive pricing actions, improving wholesale voice margins overall. Additionally, core enterprise revenue grew while we maintained high margins,” said Mr. Legere.

Of the year-over-year $106 million revenue decline, $14 million was attributable to the write-down of non-cash deferred indefeasible rights of use (IRU) revenue as a result of the company’s adoption of fresh start accounting when it emerged from bankruptcy on December 9, 2003, and approximately $97 million resulted from actions taken in the company’s international long distance (ILD) and domestic long distance (DLD) products within its wholesale voice business. This decline also reflects declines in SBG and trader voice businesses. Revenue declines were partially offset by $18 million in increased revenue from higher-margin and core enterprise services and carrier data, including Managed Services, collaboration services and IP services, demonstrating success in Global Crossing’s enterprise sales channels.

Of total revenue reported for the fourth quarter of 2004, commercial services accounted for 44 percent, compared to 40 percent for the third quarter of 2004 and 36 percent for the fourth quarter of 2003. Carrier services accounted for 56 percent, compared to 60 percent in the third quarter of 2004 and 63 percent for the fourth quarter of 2003. This shift in revenue across business lines is part of the company’s overall strategy to drive growth in higher-margin services sold directly and indirectly to enterprise customers. Consumer services revenue accounted for 1 percent of total revenue.

Data services accounted for 48 percent of commercial services revenue. Voice services, which included $25 million of conferencing services, accounted for 52 percent of commercial services revenue for the fourth quarter of 2004. In the third quarter of 2004, the mix was 47 percent data and 53 percent voice. In the fourth quarter of 2003, voice services, which included $19 million of conferencing services, accounted for 52 percent of commercial services revenue, and data services contributed 48 percent.

Carrier services revenue in the fourth quarter of 2004 was comprised of approximately 17 percent data services and 83 percent voice services. In the preceding quarter, data services accounted for 14 percent of carrier revenue, and voice contributed 86 percent. In the fourth quarter of 2003, reported carrier data revenue was 16 percent of the mix, while voice accounted for 84 percent. However, after reducing 2003 data revenue by $14 million to eliminate non-cash deferred IRU revenue written down as a result of fresh start accounting, voice was 87 percent, data was 13 percent, and data revenue actually grew 4 percent year over year.

Gross margin as a percentage of total fourth quarter 2004 revenue improved significantly to 36 percent, compared to 30 percent for the third quarter of 2004 and 29 percent of total revenue for the fourth quarter of 2003. Gross margin dollars increased from $185 million in third quarter of 2004 to $206 million in the fourth quarter of 2004. When compared year over year, gross margin dollars improved by $10 million from $196 million in the fourth quarter of 2003, despite a 16 percent, or $106 million, revenue decline. After reducing fourth quarter 2003 revenue by $14 million to eliminate non-cash IRU deferred revenue written down as a result of fresh start accounting, gross margin dollars improved by $24 million, or 13 percent, year over year.

Cost Management

Global Crossing lowered its cost of access charges by 16 percent from $435 million in the third quarter of 2004 to $367 million in the fourth quarter of 2004. Cost of access charges include usage-based voice charges paid to other carriers to originate and/or terminate switched voice traffic and charges for leased lines for dedicated facilities to reach enterprise customers.

The reduction in access costs resulted primarily from company-initiated improvement programs and a lower volume of wholesale voice revenue due to the company’s strategic actions to shift its revenue mix and improve profitability in the wholesale voice business. When compared year over year, the company lowered its access costs by 24 percent from $483 million in the fourth quarter of 2003. Third party maintenance costs for the fourth quarter of 2004 were $27 million, compared to $28 million for the third quarter of 2004 and $30 million for the fourth quarter of 2003.

“Global Crossing’s initiatives to reduce cost of access and to focus the business on our strength—providing global, IP services to enterprises—are starting to bear fruit, as demonstrated by considerable improvement in our gross margins,” said Mr. Legere. “By keeping our focus firmly planted on providing enterprise customers such as Sun Microsystems, ASG and Convergia with enterprise solutions on our core IP network, along with exceptional customer service, we will continue to build on the progress we made in 2004.”

Operating expenses for the fourth quarter of 2004 were $198 million, compared to $192 million in the third quarter of 2004 and $178 million for the fourth quarter of 2003. The year-over-year increase resulted from additional non-cash stock compensation expenses of $7 million, incentive compensation of $8 million, and a restructuring charge of $12 million. These items make operating expenses less directly comparable year-over-year, since similar items were recorded as reorganization expenses and not as operating expenses prior to the company’s emergence from bankruptcy on December 9, 2003. Without these items, operating expenses would have improved by 4 percent year over year.

Earnings

For the fourth quarter of 2004, Adjusted EBITDA (as defined in the reconciliation table that follows) was reported at a loss of $19 million. Fourth quarter Adjusted EBITDA represents a sequential improvement over the prior quarter’s loss of $35 million and a decline of 58 percent from fourth quarter 2003 when reported Adjusted EBITDA was a loss of $12 million. Fourth quarter Adjusted EBITDA for 2003 included non-cash deferred IRU revenue (as described under revenue results above). Fourth quarter Adjusted EBITDA for 2004 included restructuring charges, non-cash stock compensation expense and incentive compensation (each as described in operating expense results). After excluding restructuring charges, non-cash stock compensation and incentive compensation, fourth quarter 2004 Adjusted EBITDA improved by 131 percent, when compared to fourth quarter 2003 Adjusted EBITDA excluding non-cash deferred IRU revenue written down as a result of fresh start accounting.

Consolidated loss applicable to common shareholders in the fourth quarter of 2004 was reported at $28 million, compared to a loss of $96 million for the third quarter of 2004. The improvement can be attributed primarily to (i) gains in “other income” items, including an increase of $41 million in foreign exchange rate gains on inter-company account balances; (ii) $8 million less in depreciation and amortization; (iii) $19 million in gains from pre-confirmation contingencies; and (iv) $16 million improvement in Adjusted EBITDA. Net income in the fourth quarter of 2003 was $24,932 million, principally as a result of the elimination of predecessor liabilities, common and preferred equity and accumulated losses in connection with the company’s adoption of fresh start accounting when it emerged from bankruptcy on December 9, 2003.

Pursuant to the SEC’s Regulation G, a definition and reconciliation of the company’s Adjusted EBITDA measures to the reported net income or loss for the relevant periods is included in the attached schedules.

2004 Full Year Results

Revenue

Revenue for the full year 2004 was $2,487 million, compared to $2,763 million in 2003, a decline of 10 percent. Of the year-over-year decline, $74 million was attributable to the write down of non-cash deferred IRU revenue resulting from fresh start accounting, and approximately $78 million reflects a reduction in ILD revenue. Since March 2004, Global Crossing has strategically managed ILD sales in order to improve margins and cash flow associated with this type of traffic. The remaining difference in year-over-year revenue reflects competitive pricing pressure and declines in wholesale domestic long distance, SBG and trader voice revenue. Revenue declines were partially offset by increased core enterprise services and carrier data revenues, which grew 2 percent or $20 million for the year.

“We provided guidance to the investment community in March 2004, and despite a challenging year for the industry and for Global Crossing, we were able to meet the targets we set forth for Adjusted EBITDA, cash needs and cash capex. We missed the revenue guidance slightly, but it was driven by the positive aspects of our global wholesale voice transition in the second half of the year, for which we provided guidance in November,” commented Mr. Legere.

Of total revenue reported for 2004, commercial services accounted for 40 percent, compared to 38 percent for 2003. Carrier services accounted for 59 percent, compared to 61 percent in 2003. Consumer revenue was 1 percent of total reported revenue. As noted above for fourth quarter results, the shift toward a greater percentage of commercial revenue in the company’s mix is part of its overall strategy to drive growth toward higher-margin enterprise services through direct and indirect sales channels.

Data services accounted for 48 percent of commercial services revenue, and voice services (including conferencing) accounted for 52 percent for full year 2004. The company’s product mix improved slightly over the same period in 2003, when 47 percent of revenue was data, and 53 percent was voice.

Carrier services revenue in 2004 was comprised of approximately 15 percent data services and 85 percent voice services. In 2003, the product mix was 17 percent data and 83 percent voice services. However, after eliminating the $74 million of non-cash IRU deferred revenue written down as a result of fresh start accounting, data services accounted for 14 percent and voice services accounted for 86 percent of the carrier revenue in 2003.

Gross margin as a percentage of revenue improved to 30 percent for 2004, compared to 28 percent for 2003. Gross margin dollars decreased by 3 percent to $756 million for 2004, from $781 million in 2003, due to the overall decline in revenues. However, after reducing 2003 revenue by $74 million to eliminate non-cash IRU deferred revenue written down as a result of fresh start accounting, gross margin dollars would have increased from $707 million to $756 million, and the gross margin percentage would have improved from 26 percent in 2003 to the reported 30 percent in 2004.

Cost Management

Year-over-year, access costs declined 13 percent to $1,731 million in 2004 from $1,982 million in 2003. Third party maintenance costs for 2004 also showed year-over-year improvement, decreasing by 10 percent. Third party maintenance was reported at $113 million for full-year 2004, compared to $125 million for 2003.

Operating expenses in 2004 were $772 million, compared to $741 million in 2003. The 4 percent year-over-year increase in operating expenses included $27 million in additional non-cash stock compensation expense, $15 million in incentive compensation expense and a $15 million restructuring charge. Incentive compensation expense and restructuring charges were recorded as reorganization expenses and not as operating expenses prior to December 9, 2003. On December 9, 2003, the company adopted SFAS 123 and began accounting for stock and stock compensation expense on a fair value basis. After excluding these amounts, operating expenses for 2004 would have improved 4 percent, compared to 2003.

Earnings

For 2004, Adjusted EBITDA was reported at a loss of $129 million. Adjusted EBITDA for 2003 was reported at a loss of $85 million. Adjusted EBITDA for 2003 included non-cash deferred IRU revenue of $74 million written down as a result of fresh start accounting. Adjusted EBITDA for 2004 included $15 million in restructuring charges, $15 million in incentive compensation and $27 million attributable to the difference in non-cash stock compensation. After excluding restructuring charges, non-cash stock compensation and incentive compensation, 2004 Adjusted EBITDA improved by 55 percent, when compared to 2003 Adjusted EBITDA excluding non-cash deferred IRU revenue written down as a result of fresh start accounting.

Consolidated loss applicable to common shareholders in 2004 was $340 million, compared to income of $24,728 million for 2003, principally as a result of the elimination of predecessor liabilities, common and preferred equity and accumulated losses in connection with the company’s adoption of fresh start accounting when it emerged from bankruptcy on December 9, 2003.

Capital Expenditures

For the fourth quarter of 2004, cash paid for capital expenditures (“capex”) and capital leases was $21 million, compared to $26 million in the third quarter and $36 million for the fourth quarter of 2003. Capex for the full year was $106 million, compared to $162 million in 2003. The year over year difference in capex spend was a result of additional spending in 2003 that was delayed from 2002, as the company worked through the bankruptcy proceedings. Management expects that 2004 is more representative of the annual capex requirements for the company going forward. Global Crossing continues to use capex to deploy state-of-the-art edge equipment as needed, maximizing reliability, functionality, capacity and economics. The company also continues to invest selectively in the latest transmission technologies, as well as in its global IP and Voice over Internet Protocol (VoIP) service platforms. Examples include expansion of Global Crossing’s network footprint in Asia and ongoing migration of traffic to its VoIP network as a result of decommissioning legacy Time Division Multiplexing (TDM) switching equipment. Global Crossing’s VoIP network carries up to 2.3 billion minutes of VoIP traffic per month, accounting for 50 percent of voice traffic.

Internal Control over Financial Reporting

In connection with the company’s ongoing Sarbanes-Oxley Section 404 compliance review, the company has determined that, as of December 31, 2004, it had two “material weaknesses” in internal control over financial reporting, as defined in the Public Company Accounting Oversight Board’s Accounting Standard No. 2. These material weaknesses are summarized as follows:

•	Global Crossing did not maintain appropriate control over non-routine processes, estimation processes and account reconciliations in the overall financial close process. The material weakness resulted from the following significant deficiencies: (1) diverse billing and general ledger systems not being properly integrated with each other and requiring significant manual intervention; (2) insufficient supervision of accounting personnel and insufficient review of account reconciliations; (3) several instances of amounts recorded not being substantiated by detailed and documented support; and (4) accounting personnel being unable to substantiate recorded amounts in certain cases.

•	Global Crossing did not maintain appropriate control over the estimation processes for the allowances for bad debt and sales credits. The process deficiencies related to supervision of and communications among accounting personnel responsible for the establishment of these allowances and lack of integration among the systems used in the aging of accounts receivable.

We have implemented certain remediation measures and are in the process of creating and implementing additional remediation plans for the material weaknesses noted above. These measures include hiring William I. Lees, Jr. as chief accounting officer of the company and William Ginn as vice president of finance for our GCUK subsidiary. We are also conducting an assessment of the worldwide accounting organization and plan to add additional experienced accounting personnel. We will initiate additional training and professional education programs and will improve internal communications procedures. New policies and procedures will be established for account reconciliations and recording of amounts. Finally, we plan to identify IT strategies to further automate and integrate financial reporting processes and systems by removing unnecessary manual interfaces. We expect to complete the implementation of the measures necessary to remediate these material control weaknesses by the end of the third quarter of 2005.

Ernst & Young has advised the Audit Committee of our Board of Directors that the internal control deficiencies do not affect Ernst & Young’s unqualified report on the company’s consolidated financial statements as of December 31, 2004 and for the year then ended that will be included in the company’s annual report on Form 10-K to be filed with the SEC later today.

Further details regarding these material weaknesses (and related audit adjustments) are included in the Form 10-K.

As a result of the foregoing, management expects to conclude that the company’s internal control over financial reporting was not effective as of December 31, 2004. Similarly, management expects Ernst & Young to issue an adverse opinion with respect to the effectiveness of such internal control.

Cash and Liquidity

As of December 31, 2004, unrestricted cash and cash equivalents were approximately $365 million. Restricted cash was $17 million.

Cash used for operating, investing and financing activities in 2004 was $278 million, excluding the proceeds of the bridge loan facility and the GCUK notes. Beginning cash for 2004 was $290 million, which, after adjusting for the Global Marine System’s cash of $74 million, netted to $216 million. Other sources of cash in 2004 included $377 million in net proceeds (after discounts and fees) from the GCUK notes and $50 million in net proceeds from loans by ST Telemedia. Cash uses in 2004 included $114 million in deferred Chapter 11 costs that will significantly decline in 2005, $28 million in interest on debt paid to ST Telemedia and $136 million for continuing business operations. Cash use decreased in the second half of the year compared to the first half.

Based on its business plan, Global Crossing expects that cash on hand, together with proceeds from anticipated sales of non-core assets, marketable securities and IRUs, will provide the liquidity needed to fund operations until the company starts to generate positive cash flow at some point in the second half of 2006.

Business Focus

As previously disclosed in October 2004, Global Crossing has initiated a plan to streamline and focus its operations to broadly serve global enterprise customers with higher margin IP converged and managed services offerings and to de-emphasize lower-margin legacy services, specifically wholesale voice. The plan, designed to improve gross margins and to reduce the time required to reach operating cash flow break-even, has already begun to show results. Consistent with the company’s forecasts provided in November 2004, revenue associated with de-emphasized lines of business and products declined $54 million sequentially in the fourth quarter, resulting in gross margin improvements and reduced cash requirements.

In line with previous guidance, the company incurred restructuring costs in the fourth quarter of approximately $11 million for severance due to a headcount reduction and $1 million for real estate consolidation activities. To date, more than 450 reductions in headcount have been completed, which will result in annualized savings of $36 to $38 million.

2005 Guidance

The company offered the following information regarding its outlook for 2005:

•	Global Crossing expects that its plan to narrow focus to the global, IP enterprise market, to restructure certain product lines and to sell certain businesses will reduce total revenue by 22 to 28 percent in 2005 as compared to 2004.
•	Revenue associated with core lines of business, composed of core enterprise, collaboration, carrier data and indirect channels (distribution partnerships with carriers and system integrators) was $1,067 million in 2004 and is expected to grow 5 to 12 percent in 2005.
•	Wholesale voice revenue is expected to decline year over year by 45 to 51 percent, as the company continues to restructure wholesale voice products and selectively manages the improvement of profit margins and cash flow.
•	Other non-core lines of business—principally SBG, trader voice and consumer—are expected to contribute limited revenue in the range of $65 to $70 million in 2005 assuming disposition of these assets. Depending on whether sales of these businesses are consummated, the timing of those sales and expected revenues from these businesses may differ.
•	Management expects gross margins will improve to 36 to 41 percent of total revenue in 2005 as a result of the planned product and customer mix shift.
•	Management believes Adjusted EBITDA losses will be in the range of $145 to $115 million. The company expects to start generating positive Adjusted EBITDA at some point in the first half of 2006.

•	Cash used for operations, investing and financing in 2005 is projected to be reduced by 35 to 46 percent compared to 2004 due to the positive impact of the business focusing initiatives and the significant reduction of deferred payments related to Global Crossing’s emergence from bankruptcy.
•	The company will pay out approximately $18 million in reorganization charges associated with bankruptcy and $47 million in interest payments for the high yield bond.
•	Management expects aggregate cash proceeds of $60 to $80 million from IRU, marketable security and asset sales (including SBG, trader voice and consumer).
•	Cash capital, including capital leases will be in the range of $95 to $100 million.
•	Management expects the company to start generating positive cash flow at some point during the second half of 2006.
•	With the cash on hand as of December 31, 2004 and expected cash proceeds mentioned above, management believes that Global Crossing’s current business plan is fully funded.

Specific financial guidance includes:

Metric	2005 Projection (in millions)	Year over Year Change
Revenue	$1,800 - $1,950	(28%) - (22%)
“Invest and Grow” Revenue	$1,120 - $1,195	5% - 12%
Wholesale Voice Revenue	$615 - $685	(51%) - (45%)
Harvest/ Exit Revenue	$65 - $70	(61%) - (58%)
Gross Margin %	36% - 41%	20% - 35%
Adjusted EBITDA	($145 - $115)	(12%) - 11%
Cash Use	($180 - $150)	35% - 46%
Capital Expense/ Capital Leases	$95 - $100	4% - 9%

Conference Call

The company has scheduled a conference call for Wednesday, March 16, 2005 at 9:00 a.m. ET to discuss its financial results. The call may be accessed at +1 212-346-6607 15 minutes prior to the start time. A Webcast will also be available at

http://www.globalcrossing.com/xml/investors/index.xml.

A replay of the call will be available on Wednesday, March 16, 2005 beginning at 11:00 a.m. ET and will be accessible until Wednesday, March 23, 2005 at 11:00 a.m. ET. The replay call-in number is +1 402-977-9140 or +1 800-633-8284. The reservation number is 21234120.

Analyst Conference

The company is hosting its 2005 Analyst Conference on Thursday, March 17, 2005 at 8:30 a.m. ET. Management will discuss the company’s strategy, market differentiation and financial performance at the event. The conference may be accessed via Webcast and presentation material will be made available at http://www.globalcrossing.com/xml/investors/index.xml.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects more than 300 cities and 30 countries worldwide, and delivers services to more than 500 major cities, 50 countries and 6 continents around the globe. The company’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world’s enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. The company offers a full range of managed data and voice products including Global Crossing IP VPN Service, Global Crossing Managed Services and Global Crossing VoIP services, to more than 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.

Please visit www.globalcrossing.com <http://www.globalcrossing.com> for more information about Global Crossing.

# # #

Statements made in this press release that state the company’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “seek,” or similar expressions. Such statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements, including the conditioning of the company’s continued listing on the NASDAQ National Market on its timely filing with the SEC of all periodic reports for all reporting periods ending on or prior to September 30, 2005; the company’s history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; legal and contractual restrictions on the payment of dividends and the inter-company transfer of funds by the company’s subsidiaries, including restrictions under the senior secured notes indenture applicable to the company’s primary operating subsidiary in the UK; the likelihood that the prices the company charges for its services will continue to decrease; the company’s ability to continue to connect its network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms; the success of the company’s business realignment plan and the realization of anticipated cost savings; the consequences of any inadvertent violation of the company’s Network Security Agreement with the U.S. Government; the impact of actual and potential customers’ bankruptcies on the company’s sales prospects and results of operations; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; the impact on the company’s competitiveness of its technology choices; the company’s dependence on third parties for many functions; political, legal and other risks due to the company’s substantial international operations; and other risks referenced from time to time in the company’s filings with the Securities and Exchange Commission. The company undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Becky Yeamans

+ 1 973-937-0155

PR@globalcrossing.com

Kendra Langlie

+ 1 305-808-5912

LatAmPR@globalcrossing.com

Mish Desmidt

Europe

+ 44 (0) 7771-668438

EuropePR@globalcrossing.com

Analysts/Investors Contact

Laurinda Pang

+ 1 800-836-0342

glbc@globalcrossing.com

5 PAGES OF FINANCIAL INFORMATION TO FOLLOW

Global Crossing Limited and Subsidiaries

Summary of Consolidated Revenues (unaudited)

($ in millions)

	Quarter Ended			Twelve Months Ended
	December 31, 2004	December 31, 2003	F / (U) Variation	December 31, 2004	December 31, 2003	F / (U) Variation
Commercial
Voice	$105	$108	$(3)	$434	$470	$(36)
Data	120	120	—	480	497	(17)
Conferencing services	25	19	6	87	81	6

Total Commercial	250	247	3	1,001	1,048	(47)

Consumer	5	6	(1)	17	28	(11)

Carrier
Service Revenue:
Voice	263	359	(96)	1,255	1,394	(139)
Data	54	52	2	210	215	(5)
IRU Revenue	1	15	(14)	4	78	(74)

Total Carrier	318	426	(108)	1,469	1,687	(218)

Total revenues	$573	$679	$(106)	$2,487	$2,763	$(276)

Global Crossing Limited and Subsidiaries

Condensed Consolidated Statements of Operations

($ in millions)

	Quarter Ended			Twelve Months Ended
	December 31, 2004 (unaudited)	December 31, 2003 (unaudited)	F / (U) Variation	December 31, 2004	December 31, 2003	F / (U) Variation
REVENUES	$573	$679	$(106)	$2,487	$2,763	$(276)
OPERATING EXPENSES:
Cost of access and maintenance	394	513	119	1,844	2,107	263
Other operating expenses	198	178	(20)	772	741	(31)
Depreciation and amortization	37	46	9	164	146	(18)

	629	737	108	2,780	2,994	214

OPERATING LOSS	(56)	(58)	2	(293)	(231)	(62)
OTHER INCOME (EXPENSE)
Interest income	1	1	—	7	1	6
Interest expense	(16)	(4)	(12)	(45)	(16)	(29)
Other income (expense), net	42	38	4	47	59	(12)

LOSS BEFORE REORGANIZATION ITEMS, NET AND INCOME TAXES	(29)	(23)	(6)	(284)	(187)	(97)
Reorganization items, net	—	24,097	(24,097)	—	24,061	(24,061)
Gain on preconfirmation contingencies	24	—	24	29	—	29

LOSS FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(5)	24,074	(24,079)	(255)	23,874	(24,129)
Provision for income taxes	(23)	(2)	(21)	(56)	(6)	(50)

LOSS FROM CONTINUING OPERATIONS	(28)	24,072	(24,100)	(311)	23,868	(24,179)
Discontinued operations, net of income tax	1	860	(859)	(25)	860	(885)

NET LOSS	(27)	24,932	(24,959)	(336)	24,728	(25,064)
Preferred stock dividends	(1)	—	(1)	(4)	—	(4)

LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(28)	$24,932	$(24,960)	$(340)	$24,728	$(25,068)

Condensed Consolidated Balance Sheets

($ in millions)

	December 31, 2004	December 31, 2003
ASSETS:
Current assets:
Cash and cash equivalents	$365	$216
Restricted cash and cash equivalents	4	12
Accounts receivable, net	298	402
Other current assets and prepaid costs	94	145
Current assets of discontinued operations	4	117

Total current assets	765	892
Property and equipment, net	1,065	1,133
Intangible assets, net	14	110
Other assets	87	44
Non current assets of discontinued operations	—	69

Total assets	$1,931	$2,248

LIABILITIES:
Total current liabilities	822	1,040

Debt with controlling shareholder	250	200
Long-term debt	396	—
Obligations under capital leases	90	84
Deferred revenue	135	148
Accrued restructuring costs	106	155
Deferred reorganization costs	31	42
Other deferred liabilities	50	36
Non current liabilities of discontinued operations	—	150

Total liabilities	1,880	1,855

SHAREHOLDERS’ EQUITY	51	393

Total liabilities and shareholders’ equity	$1,931	$2,248

*	Balances as of December 31, 2003 reflect certain debt and equity restructuring, reorganization and fresh start accounting adjustments associated with Global Crossing Limited’s emergence on December 9, 2003.

Global Crossing Limited

Reconciliation of Adjusted EBITDA to Net Loss (unaudited)

($ in millions)

	Quarter Ended			Twelve Months Ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Adjusted EBITDA	$(19)	$(35)	$(12)	$(129)	$(85)
Depreciation and amortization	(37)	(45)	(46)	(164)	(146)
Interest (expense), net	(15)	(10)	(3)	(38)	(15)
Other income (expense), net	42	—	38	47	59
Gain on pre-confirmation contingencies	24	5	—	29	—
Reorganization items, net	—	—	24,097	—	24,061
Income tax provision	(23)	(6)	(2)	(56)	(6)
Discontinued operations, net of income tax	1	(4)	860	(25)	860
Preferred stock dividends	(1)	(1)	—	(4)	—

Net loss applicable to common shareholders	$(28)	$(96)	$24,932	$(340)	$24,728

Pursuant to the SEC’s Regulation G, the following table provides a reconciliation of Adjusted EBITDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial metric, to net income or loss, which is the most directly comparable GAAP measure. Global Crossing’s calculation of it Adjusted EBITDA measure may not be consistent with EBITDA measures of other companies. Management believes that Adjusted EBITDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. Adjusted EBITDA is an important aspect of the company’s internal reporting and is also used by the investment community in assessing financial performance. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Definitions:

Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization, other income/ (expense), gain from pre-confirmation contingencies, reorganization items, net income from discontinued operations, and preferred stock dividends for the consolidated business of Global Crossing.

Global Crossing Limited and Subsidiaries

Condensed Consolidated Statements of Operations

September 30, 2004, Restated

($ in millions)

	Three Months Ended September 30, 2004
	As Previously Reported (unaudited)	Adjustments (unaudited)	As Restated (unaudited)
REVENUES	$617	$3	$620
OPERATING EXPENSES:
Cost of access and maintenance	463	—	463
Other operating expenses	194	(2)	192
Depreciation and amortization	45	—	45

	702	(2)	700

OPERATING LOSS	(85)	5	(80)
OTHER INCOME (EXPENSE)
Interest income	2	—	2
Interest expense	(15)	3	(12)
Other income (expense), net	2	(2)	—

LOSS BEFORE REORGANIZATION ITEMS, NET AND INCOME TAXES	(96)	6	(90)
Reorganization items, net	—	—	—
Gain on preconfirmation contingencies	5	—	5

LOSS FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(91)	6	(85)
Provision for income taxes	(6)	—	(6)

LOSS FROM CONTINUING OPERATIONS	(97)	6	(91)
Discontinued operations, net of income tax	(4)	—	(4)

NET LOSS	(101)	6	(95)
Preferred stock dividends	(1)	—	(1)

LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(102)	$6	$(96)

In connection with the preparation of 2004 audited financial statements, certain audit adjustments attributable to the third quarter of 2004 were identified. The table above shows how previously reported financial statements for the third quarter would have been reported if these adjustments were taken into account. A comparable table showing audit adjustments for each of the three quarters of 2004 will be included in Note 28 to the consolidated financial statements included in Form 10-K to be filed with the SEC later today.